Exhibit 99.1

One Lincoln Street
Boston, MA 02111

News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FOURTH-QUARTER 2016 GAAP-BASIS EPS OF $1.43
AND ROE OF 12.1%, ON REVENUE OF $2.5 BILLION; FULL-YEAR 2016 GAAP-BASIS
EPS OF $4.97 AND ROE OF 10.5%, ON REVENUE OF $10.2 BILLION

On an operating-basis, fourth-quarter 2016 EPS was $1.48 and ROE of 12.5%, on revenue of $2.7 billion; Full-year 2016 operating-basis EPS was $5.27 and
ROE of 11.1%, on revenue of $10.8 billion

Two notable items during the fourth quarter of 2016 which affected both GAAP and operating-basis results, with a net benefit of $0.13 per share, were an acceleration of deferred compensation expense of $0.41 per share and an aggregate reduction of accrued tax expense of $0.54 per share, attributable to indefinitely invested foreign earnings and benefits attributable to incremental foreign tax credits and a foreign affiliate tax loss

Boston, MA ...January 25, 2017

In announcing today’s financial results, Joseph L. Hooley, State Street’s Chairman and Chief Executive Officer, said, “Our fourth-quarter and full-year 2016 results reflect the strength of our business and our commitment to advancing key strategic priorities that support State Street’s growth. Highlights for full-year 2016 include:

▪	New asset servicing commitments of $1.4 trillion, including $180 billion in the fourth quarter, reflecting strong growth with significant participation from Europe;

▪	Strong expense management and continued focus on positive fee operating leverage;

▪
Advancement of our strategic priority to become a digital leader in financial services through our State Street Beacon initiative, delivering tangible benefits to clients and more than doubling the expected annual pre-tax savings in 2016 to $175 million;

▪
Significant progress across all of our other strategic priorities - driving growth from our core franchise; continuing to invest in new products and solutions; and leveraging our strong capital position to return capital to shareholders.

Hooley concluded, “We are focused on our 2017 strategic priorities, which include: advancing our digital leadership through State Street Beacon; driving growth from core franchises; continuous investment in new products and solutions; and achieving our financial goals, including generating positive fee operating leverage and continuing to return capital to shareholders. We look forward to updating you on our progress throughout the year."

Fourth-Quarter 2016 and Full-Year 2016 Highlights:

•
New business: New asset servicing mandates during the fourth-quarter of 2016 and full-year 2016 totaled approximately $180 billion and $1.4 trillion, respectively. In our asset management business, we experienced fourth quarter net inflows of $16 billion and net outflows of $42 billion during full-year 2016. Notably, ETFs experienced $36 billion and $52 billion of net inflows during the fourth-quarter and full-year 2016, respectively.

•
Currency impact: Compared to third-quarter 2016 and fourth-quarter of 2015, the strengthening of the U.S. dollar reduced our fee revenue outside of the U.S. in the fourth-quarter of 2016 by approximately $21 million and $27 million, respectively. Compared to full-year 2015, the strengthening U.S. dollar reduced our fee revenue outside the U.S. for full-year 2016 by approximately $67 million. A corresponding benefit to expenses in 2016 largely offset the currency impact on our fee revenues in each of the comparisons.

•
Capital(a): Our common equity tier 1 ratios as of December 31, 2016 were 11.7% and 11.6%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of December 31, 2016 were 10.9% and 10.9%, calculated under both the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule.

•
Return of capital to shareholders: We purchased approximately $325 million of our common stock at an average price of $76.70 per share in the fourth-quarter of 2016. In addition, we declared a quarterly common stock dividend of $0.38 per share in the fourth-quarter of 2016.

(a) Estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the Basel III advanced approaches and standardized approach (in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our common equity tier 1 ratios thereunder, factors that could influence State Street's calculations of its common equity tier 1 ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.

Fourth-quarter of 2016 GAAP-basis and operating-basis results included the following notable items:

•
A $145 million ($0.37 per share) tax benefit from the designation of certain of our foreign earnings as indefinitely invested overseas, based on a review of our need for capital, liquidity and future investment.

•	Income taxes were also impacted by a $66 million ($0.17 per share) tax benefit attributable to incremental foreign tax credits and a foreign affiliate tax loss.

•
A pre-tax charge of $249 million ($161 million after-tax, or $0.41 per share) associated with an amendment of the terms of outstanding deferred cash-settled incentive compensation awards for employees below executive vice president to remove continued service requirements, thereby accelerating the future expense that would have been recognized over the remaining term of the awards (1-4 years, depending on the award) had the continued service requirement not been removed. The deferred portion of many of our bonus-eligible employees' total compensation had become disproportionate relative to our peer organizations hindering our efforts to attract and retain talent. The expense that would otherwise have been associated with the amended awards will no longer be reflected in future periods. We expect that the acceleration of the expense will financially allow us to increase the immediate cash component of our mix of incentive compensation in future periods relative to what we have had in recent years and that the impact of increased immediate cash awards in 2017 will offset the going-forward effects of the 2016 expense acceleration in 2017. The expense impact of future immediate and deferred incentive compensation awards will depend upon corporate performance and market, regulatory, and other factors and conditions, including the form of those awards.

•
Fourth-quarter results included estimated revenue of $64 million and estimated expenses of $58 million associated with the GE Asset Management (GEAM) business acquired on July 1, 2016. In addition to the estimated $58 million of fourth-quarter expenses, fourth-quarter results included $25 million of non-recurring acquisition costs related to the acquired GEAM business.

Fourth-Quarter 2016 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q16	3Q16	Increase (Decrease)		4Q15	Increase (Decrease)
Total fee revenue	$2,014	$2,079	(3.1)%		$2,044	(1.5)%
Net interest revenue	514	537	(4.3)		494	4.0
Total revenue	2,530	2,620	(3.4)		2,538	(0.3)
Provision for loan losses	2	—	nm		1	nm
Total expenses	2,183	1,984	10.0		1,857	17.6
Net income available to common shareholders	557	507	9.9		547	1.8

Earnings per common share:
Diluted	1.43	1.29	10.9		1.34	6.7

Financial ratios:
Return on average common equity	12.1%	10.6%	150	bps	11.6%	50	bps

Total assets as of period-end	$242,698	$256,140	(5.2)%		$245,155	(1.0)%
Quarterly average total assets	232,999	233,017	—		228,163	2.1

nm Not meaningful

Full-Year 2016 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2016	2015	Increase (Decrease)
Total fee revenue	$8,116	$8,278	(2.0)%
Net interest revenue	2,084	2,088	(0.2)
Total revenue	10,207	10,360	(1.5)
Provision for loan losses	10	12	nm
Total expenses	8,077	8,050	0.3
Net income available to common shareholders	1,968	1,848	6.5

Earnings per common share(1):
Diluted	4.97	4.47	11.2

Financial ratios:
Return on average common equity	10.5%	9.8%	70	bps

Total assets as of year-end	$242,698	$245,155	(1.0)%
Average total assets	229,727	250,432	(8.3)

(1) The 2016 and 2015 results included net after-tax charges of $83 million and $4 million, respectively, or $0.21 and $0.01 per share, respectively, primarily related to State Street Beacon.
nm Not meaningful
Operating-Basis (Non-GAAP) Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating-basis, as it believes this presentation supports meaningful analysis and comparisons of trends with respect to State Street's normal ongoing business operations from period to period, as well as additional information (such as capital ratios calculated under regulatory standards scheduled to be effective in the future) that management uses in evaluating State Street’s business and activities. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP-basis. Summary results presented on a GAAP-basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.

Fourth-Quarter 2016 Operating-Basis (Non-GAAP) Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q16	3Q16	Increase (Decrease)		4Q15	Increase (Decrease)
Total fee revenue	$2,200	$2,213	(0.6)%		$2,075	6.0%
Net interest revenue	547	537	1.9		513	6.6
Total revenue	2,749	2,754	(0.2)		2,588	6.2
Provision for loan losses	2	—	nm		1	nm
Total expenses	2,143	1,909	12.3		1,820	17.7
Net income available to common shareholders	577	532	8.5		494	16.8
Total assets as of period-end	242,698	256,140	(5.2)		245,155	(1.0)
Quarterly average total assets	232,999	233,017	—		228,163	2.1
Diluted Earnings per Share	1.48	1.35	9.6		1.21	22.3
Return on average common equity	12.5%	11.1%	140	bps	10.5%	200	bps
Net unrealized (losses) gains on investment securities, after-tax, as of period-end(1)	$(170)	$703	(124.2)%		$58	(393.1)%

nm Not meaningful
(1) Includes net unrealized (losses) gains on investment securities, after tax, for securities classified as available for sale (included in accumulated other comprehensive income) of $(35) million, and held-to-maturity, representing the unrecognized difference between amortized cost and fair value, of $(135) million as of December 31, 2016.
The growth rate of operating-basis total expenses exceeded the growth rate of operating-basis fee revenue during the fourth-quarter of 2016 relative to the fourth-quarter of 2015, representing negative fee operating leverage of 1,173 basis points. The growth rate of operating-basis total expenses exceeded the growth rate of operating-basis fee revenue by 280 basis points during full-year 2016 relative to full-year 2015.
Excluding the expense associated with the acceleration of deferred cash awards and the impact of the acquired GEAM business1, the growth rate of operating-basis fee revenue exceeded the growth rate of operating-basis expenses during the fourth-quarter of 2016 relative to the fourth-quarter of 2015, representing positive fee operating leverage of 206 basis points. Excluding the items noted above1, the growth rate of operating-basis total fee revenue exceeded the growth rate of operating-basis total expenses by 51 basis points during full-year 2016 relative to full-year 2015.
State Street Beacon, our multi-year transformation program, delivered $175 million in estimated annual pre-tax savings in 2016.
1Please refer to the addendum for a reconciliation of operating leverage on a stated basis to operating leverage excluding the impact of the acceleration of deferred cash awards and the acquired GEAM business.
Full-Year 2016 Operating-Basis (Non-GAAP) Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2016	2015	Increase (Decrease)
Total fee revenue	$8,576	$8,472	1.2%
Net interest revenue	2,169	2,163	0.3
Total revenue	10,752	10,629	1.2
Provision for loan losses	10	12	nm
Total expenses	7,823	7,520	4.0
Net income available to common shareholders	2,087	2,022	3.2
Total assets as of year-end	242,698	245,155	(1.0)
Average total assets	229,727	250,432	(8.3)
Diluted Earnings per Share	5.27	4.89	7.8
Return on average common equity	11.1%	10.7%	40	bps
Net unrealized (losses) gains on investment securities, after-tax, as of period-end(1)	$(170)	$58	(393.1)%

nm Not meaningful
(1) Includes net unrealized (losses) gains on investment securities, after tax, for securities classified as available for sale (included in accumulated other comprehensive income) of $(35) million, and held-to-maturity, representing the unrecognized difference between amortized cost and fair value, of $(135) million as of December 31, 2016.

The following tables reconcile select fourth-quarter 2016 and full-year 2016 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this news release includes additional reconciliations.
Fourth-Quarter 2016 Selected Operating-Basis (Non-GAAP) Reconciliations:

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP-basis	$345	$557	$1.43
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	186
Tax-exempt investment securities (net interest revenue)	43
Total	229
Non-operating adjustments
Discount accretion associated with former conduit securities (net interest revenue)	(10)	(6)	(.01)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	(2)	(1)	—
Provision for legal contingencies	(1)	9.02
Acquisition & restructuring costs (expenses)(1)	43	23.05
Effect on income tax of non-operating adjustments	—	(5)	(.01)
Total	30	20.05
Operating-basis	$604	$577	$1.48

(1) Includes a pre-tax charge of $21 million ($8 million after tax or $0.02 per share) primarily related to State Street Beacon.

Full-Year 2016 Selected Operating-Basis (Non-GAAP) Reconciliations:

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP-basis	$2,120	$1,968	$4.97
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	470
Tax-exempt investment securities (net interest revenue)	167
Total	637
Non-operating adjustments
Discount accretion associated with former conduit securities (net interest revenue)	(82)	(50)	(.13)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	(11)	(6)	(.02)
Provision for legal contingencies	41	51.13
Acquisition & restructuring costs (expenses)(1)	209	126.32
Gain on sale of WM/Reuters	(53)	(40)	(.10)
Expense billing matter(2)	58	38.10
Total	162	119.30
Operating-basis	$2,919	$2,087	$5.27

(1) Includes a pre-tax charge of $140 million ($83 million after tax or $0.21 per share) primarily related to State Street Beacon.
(2) Expense billing matter, net, includes a charge of $48 million to servicing fee revenue, a credit of $5 million to management fee revenue and $15 million of other expenses. Refer to reconciliations of GAAP to operating-basis expenses on the following pages.

Selected Financial Information and Ratios
The tables below provide a summary of selected financial information and key ratios for the indicated periods. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted
Assets Under Custody and Administration
The following table presents assets under custody and administration, assets under management, market indices and average foreign exchange rates for the periods indicated.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions, except market indices)	4Q16	3Q16	Increase (Decrease)	4Q15	Increase (Decrease)
Assets under custody and administration(1)(2)	$28,771	$29,178	(1.4)%	$27,508	4.6%
Assets under management(2)(3)	2,468	2,446	0.9	2,245	9.9
Market Indices(4):
S&P 500® daily average	2,185	2,162	1.1	2,052	6.5
MSCI EAFE® daily average	1,660	1,678	(1.1)	1,732	(4.2)
MSCI® Emerging Markets daily average	877	887	(1.1)	828	5.9
S&P 500® average of month-end	2,188	2,171	0.8	2,068	5.8
MSCI EAFE® average of month-end	1,660	1,692	(1.9)	1,743	(4.8)
MSCI® Emerging Markets average of month-end	877	890	(1.5)	819	7.1
Barclays Capital U.S. Aggregate Bond Index® period-end	1,976	2,037	(3.0)	1,925	2.6
Barclays Capital Global Aggregate Bond Index® period-end	451	486	(7.2)	442	2.0
Average Foreign Exchange Rate (Euro vs. USD)	1.078	1.116	(3.4)	1.095	(1.6)
Average Foreign Exchange Rate (GBP vs. USD)	1.242	1.312	(5.3)	1.517	(18.1)

(1) Includes assets under custody of $21,725 billion, $21,910 billion and $21,258 billion, as of December 31, 2016, September 30, 2016 and December 31, 2015, respectively.
(2) As of period-end.
(3) Includes assets under management as part of the GEAM business acquired on July 1, 2016.
(4) The index names listed in the table are service marks of their respective owners.

Assets Under Management
The following table presents fourth-quarter 2016 activity in assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(3)	Multi-Asset-Class Solutions	Alternative Investments(4)	Total
Balance as of September 30, 2016	$1,410	$391	$351	$125	$169	$2,446
Long-term institutional inflows(1)	83	29	—	14	4	130
Long-term institutional outflows(1)	(95)	(25)	—	(9)	(6)	(135)
Long-term institutional flows, net	(12)	4	—	5	(2)	(5)
ETF flows, net	41	1	—	—	(6)	36
Cash fund flows, net	—	—	(15)	—	—	(15)
Total flows, net	29	5	(15)	5	(8)	16
Market appreciation	56	(9)	(1)	(1)	(1)	44
Foreign exchange impact	(21)	(9)	(2)	(3)	(3)	(38)
Total market/foreign exchange impact	35	(18)	(3)	(4)	(4)	6
Balance as of December 31, 2016	$1,474	$378	$333	$126	$157	$2,468

The following table presents year-to-date activity for the period ending December 31, 2016 of assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(3)	Multi-Asset-Class Solutions	Alternative Investments(4)	Total
Balance as of December 31, 2015	$1,326	$312	$368	$103	$136	$2,245
Long-term institutional inflows(1)	244	90	—	48	13	395
Long-term institutional outflows(1)	(301)	(96)	—	(34)	(21)	(452)
Long-term institutional flows, net	(57)	(6)	—	14	(8)	(57)
ETF flows, net	37	9	—	—	6	52
Cash fund flows, net	—	—	(37)	—	—	(37)
Total flows, net	(20)	3	(37)	14	(2)	(42)
Market appreciation	140	10	—	9	14	173
Foreign exchange impact	(10)	(3)	(2)	(3)	(2)	(20)
Total market/foreign exchange impact	130	7	(2)	6	12	153
Acquisitions and transfers(2)	38	56	4	3	11	112
Balance as of December 31, 2016	$1,474	$378	$333	$126	$157	$2,468

(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes assets under management acquired as part of the acquisition of GEAM.
(3) Includes both floating- and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(4) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Fund, for which State Street is not the investment manager, but acts as distribution agent.

Revenue
The following tables provide the components of our GAAP-basis and operating-basis revenue for the periods noted:

GAAP- basis Revenue

(Dollars in millions)	4Q16	3Q16	Increase (Decrease)	4Q15	Increase (Decrease)
Servicing fees	$1,289	$1,303	(1.1)%	$1,277	0.9%
Management fees	361	368	(1.9)	282	28.0
Trading services revenue:
Foreign exchange trading	182	159	14.5	143	27.3
Brokerage and other fees	111	108	2.8	104	6.7
Total trading services revenue	293	267	9.7	247	18.6
Securities finance revenue	136	136	—	127	7.1
Processing fees and other revenue	(65)	5	nm	111	(158.6)
Total fee revenue	2,014	2,079	(3.1)	2,044	(1.5)
Net interest revenue	514	537	(4.3)	494	4.0
Gains (losses) related to investment securities, net	2	4	nm	—	nm
Total Revenue	$2,530	$2,620	(3.4)%	$2,538	(0.3)%
nm Not meaningful.

Operating-Basis (non-GAAP) Revenue

(Dollars in millions)	4Q16	3Q16	Increase (Decrease)	4Q15	Increase (Decrease)
Servicing fees	$1,289	$1,303	(1.1)%	$1,277	0.9%
Management fees	361	368	(1.9)	282	28.0
Trading services revenue:
Foreign exchange trading	182	159	14.5	143	27.3
Brokerage and other fees	111	108	2.8	104	6.7
Total trading services revenue	293	267	9.7	247	18.6
Securities finance revenue	136	136	—	127	7.1
Processing fees and other revenue	121	139	(12.9)	142	(14.8)
Total fee revenue	2,200	2,213	(0.6)	2,075	6.0
Net interest revenue	547	537	1.9	513	6.6
Gains (losses) related to investment securities, net	2	4	nm	—	nm
Total Revenue	$2,749	$2,754	(0.2)%	$2,588	6.2%
nm Not meaningful.

The following highlights primary drivers of changes in our revenue for the noted periods, indicating (where relevant) differences between our GAAP-basis and operating-basis results.
Servicing fees decreased from the third-quarter of 2016, primarily due to the impact of the stronger U.S. dollar. Compared to the fourth-quarter of 2015, servicing fees increased primarily due to net new business, partially offset by the stronger U.S. dollar.
Management fees decreased from the third-quarter of 2016, primarily due to the impact of the stronger U.S. dollar and cash outflows, partially offset by ETF inflows. Compared to the fourth-quarter of 2015, management fees increased primarily due to an estimated $64 million from the acquired GEAM business, lower money market fee waivers, higher global equity markets, and ETF inflows, partially offset by the stronger U.S. dollar and cash outflows.
Foreign exchange trading revenue increased from the third-quarter of 2016 and the fourth-quarter of 2015, in each case reflecting higher volatility and client-related volumes.
Brokerage and other fees increased slightly from the third-quarter of 2016. Compared to the fourth-quarter of 2015, brokerage and other fees increased, primarily due to higher transition management revenue.
Securities finance revenue was flat from the third-quarter of 2016. Compared to the fourth-quarter of 2015, securities finance revenue increased, primarily due to increased revenue from enhanced custody, partially offset by lower agency revenue.
Processing fees and other revenue on a GAAP-basis decreased compared to the third-quarter of 2016, primarily due to increased amortization related to the tax advantaged investment business, unfavorable valuation adjustments (including the impact of foreign exchange swaps), and lower revenue from joint ventures. Compared to the fourth-quarter of 2015, processing fees and other revenue decreased, reflecting a gain recorded in the fourth-quarter of 2015 related to the sale of commercial real estate acquired as a result of the Lehman Brothers bankruptcy, increased amortization related to the tax advantaged investment business, unfavorable valuation adjustments, and lower revenue from joint ventures.

Processing fees and other revenue on an operating basis decreased compared to the third-quarter of 2016 and the fourth-quarter of 2015. The decrease from both periods reflects unfavorable valuation adjustments (including the impact of foreign exchange swaps) and lower revenue from joint ventures, partially offset by higher revenue associated with tax advantaged investments.
Net interest revenue on a GAAP-basis in the fourth-quarter of 2016 reflects lower discount accretion associated with the former conduit securities compared to the third-quarter of 2016 and the fourth-quarter of 2015.
Net interest revenue on an operating basis increased from the third-quarter of 2016, primarily due to a decrease in wholesale funding from elevated levels in the third-quarter of 2016 and several discrete security prepayments in the investment portfolio that represented $8 million net interest revenue. These benefits were partially offset by continued declines in foreign security yields. Compared to the fourth-quarter of 2015, net interest revenue increased, primarily due to higher market interest rates in the U.S., disciplined liability pricing and several discrete security prepayments in the investment portfolio that represented $8 million in net interest revenue. Net interest margin, calculated based on operating-basis net interest revenue, increased to 108 basis points in the fourth-quarter of 2016 from 106 and 101 basis points in the third-quarter of 2016 and the fourth-quarter of 2015, respectively.

Expenses
The following tables provide the components of our GAAP-basis and operating-basis expenses for the periods noted:
GAAP-basis Expenses

(Dollars in millions)	4Q16	3Q16	Increase (Decrease)	4Q15	Increase (Decrease)
Compensation and employee benefits	$1,244	$1,013	22.8%	$939	32.5%
Information systems and communications	278	285	(2.5)	261	6.5
Transaction processing services	199	200	(0.5)	194	2.6
Occupancy	109	107	1.9	112	(2.7)
Acquisition and restructuring costs(1)	43	42	2.4	6	616.7
Other	310	337	(8.0)	345	(10.1)
Total Expenses	$2,183	$1,984	10.0%	$1,857	17.6%
(1) The acquisition costs associated with the GEAM business acquired on July 1, 2016 were $25 million and $29 million for the fourth-quarter and third-quarter of 2016, respectively.

Operating-basis (non-GAAP) Expenses

(Dollars in millions)	4Q16	3Q16	Increase (Decrease)	4Q15	Increase (Decrease)
Compensation and employee benefits	$1,246	$1,022	21.9%	$940	32.6%
Information systems and communications	278	285	(2.5)	261	6.5
Transaction processing services	199	200	(0.5)	194	2.6
Occupancy	109	107	1.9	112	(2.7)
Other	311	295	5.4	313	(0.6)
Total Expenses	$2,143	$1,909	12.3%	$1,820	17.7%

Compensation and employee benefits expenses increased from the third-quarter of 2016, primarily due to $249 million associated with the acceleration of certain deferred cash settled awards, partially offset by the impact of the stronger U.S. dollar, one fewer payroll day in the fourth quarter of 2016, and State Street Beacon savings. Compensation and employee benefits expenses increased from the fourth-quarter of 2015, primarily due to costs associated with the acceleration of certain deferred cash settled awards, higher incentive compensation, costs associated with the acquired GEAM business, and higher costs to support regulatory initiatives and new business, partially offset by State Street Beacon savings.
Information systems and communications expenses decreased slightly from the third-quarter of 2016. Compared to the fourth-quarter of 2015, Information systems and communication expenses increased, due to investments supporting new business and State Street Beacon, and the impact of the acquired GEAM business.
Occupancy expenses increased slightly compared to the third-quarter of 2016. Compared to fourth-quarter of 2015, occupancy expenses decreased, reflecting the impact of the stronger U.S. dollar.
Other expenses on a GAAP-basis decreased from the third-quarter of 2016, primarily due to lower litigation-related expenses, partially offset by higher professional services fees and securities processing costs. Other expenses decreased compared to the fourth-quarter of 2015, reflecting lower litigation-related expenses and higher expenses in the fourth quarter of 2015 associated with the previously disclosed expense billing matter.
Other expenses on an operating-basis increased from the third-quarter of 2016, primarily due to higher professional service fees and securities processing costs, partially offset by lower insurance expenses. Other expenses decreased slightly from the fourth-quarter of 2015, reflecting lower professional services fees and travel expenses, partially offset by costs associated with the acquired GEAM business and higher securities processing costs.
Fourth-quarter of 2016 GAAP-basis effective tax rate was -72.3% compared to 11.4% in the third-quarter of 2016 and 15.1% in the fourth-quarter of 2015. The fourth-quarter of 2016 reflects a reduction of $145 million in accrued tax expense attributable to the designation of certain of our foreign earnings as indefinitely invested overseas and tax benefits of $66 million from incremental foreign tax credits and a foreign affiliate tax loss.
Fourth-quarter of 2016 operating-basis effective tax rate was -1.5% compared to 30.3% in the third-quarter of 2016 and 31.8% in the fourth-quarter of 2015. Excluding the $145 million reduction of accrued tax expense and the $66 million of tax benefits from capital actions, the operating-basis effective tax rate in the fourth-quarter of 2016 was 34% which was higher than both the third-quarter of 2016 and the fourth-quarter of 2015 due to an increase in alternative energy investments.

Capital
The following table presents our regulatory capital ratios as of December 31, 2016 and September 30, 2016. The lower of our capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Also presented is the calculation of State Street's and State Street Bank's supplementary leverage ratio (SLR) under final U.S. banking regulator rules adopted in 2014, as of December 31, 2016 and September, 2016. Unless otherwise noted, all capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

December 31, 2016(1)	Basel III Advanced Approaches(2)	Basel III Standardized Approach	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	11.7%	11.6%	10.9%	10.9%
Tier 1 capital ratio	14.8	14.7	14.1	14.1
Total capital ratio	16.0	16.0	15.3	15.3
Tier 1 leverage ratio	6.5	6.5	6.2	6.2

September, 2016
Common equity tier 1 ratio	12.3%	12.5%	11.8%	12.0%
Tier 1 capital ratio	15.4	15.7	15.0	15.3
Total capital ratio	17.6	17.9	17.2	17.5
Tier 1 leverage ratio	6.8	6.8	6.6	6.6

	State Street		State Street Bank
As of December 31, 2016 (Dollars in millions)(1)	Transitional SLR	Fully Phased-In SLR(4)	Transitional SLR	Fully Phased-In SLR(4)
Tier 1 Capital	$14,717	$14,051	$15,805	$15,169
Total assets for SLR	251,032	250,558	247,410	246,956
Supplementary Leverage Ratio	5.9%	5.6%	6.4%	6.1%

As of September 30, 2016 (Dollars in millions)
Tier 1 Capital	$15,407	$14,928	15,817	15,374
Total assets for SLR	250,991	250,694	246,306	246,032
Supplementary Leverage Ratio	6.1%	6.0%	6.4%	6.2%

(1) December 31, 2016 capital ratios are preliminary estimates.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems.” Refer to the addendum included with this news release for a description of the advanced approaches and a discussion of related risks.
(3) Estimated pro-forma fully phased-in ratios as of December 31, 2016 and September, 2016 (fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) reflect capital and total risk-weighted assets calculated under the Basel III final rule. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.
(4) Estimated pro-forma fully phased-in SLRs as of December 31, 2016 and September, 2016 (fully phased-in as of January 1, 2018, as per the phase-in requirements of the SLR final rule) are preliminary estimates as calculated under the SLR final rule. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.

Additional Information
In this news release:

•	All earnings per share amounts (EPS) represent fully diluted earnings per common share.

•
Return on average common shareholders' equity (ROE) is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.

•
References to expense savings associated with State Street Beacon are: (1) estimated pre-tax expense savings and relate only to State Street Beacon, our multi-year transformation program; and (2) are based on projected improvement from our full-year 2015 operating-basis expenses, all else equal. In addition, 2016 State Street Beacon expense savings include targeted staff reductions announced in October 2015. The full effect of the savings generated each year will be reflected the following year. Actual expenses may increase or decrease in the future due to other factors.

•
New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as of December 31, 2016. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.

•
The fourth-quarter 2016 charge associated with an amendment of the terms of outstanding deferred cash-settled incentive compensation awards was accomplished by removing the continued service requirement associated with those awards for employees below the executive vice president level. The change did not affect deferred equity-settled incentive compensation awards (which, in the aggregate, represents a majority of the outstanding deferred compensation awards for the relevant employees), and we expect that future deferred cash-settled incentive compensation awards will retain the continued service requirement. The payment schedule associated with the recent deferred cash-settled incentive compensation awards will no longer be reflected in future periods.

Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Wednesday, January 25, 2017, at 9:30 a.m. EST, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 46613806.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 46613806.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State

Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For the fourth-quarter of 2016, State Street expects to publish its updates during the period beginning today and ending on or about February 16, 2017.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $29 trillion in assets under custody and administration and $2 trillion* in assets under management as of December 31, 2016, State Street operates globally in more than 100 geographic markets and employs 33,783 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $31 billion as of December 31, 2016), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 25, 2017.

Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding, our ability to manage levels of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement changes to the regulatory framework applicable to our operations, including implementation of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers Directive, Undertakings for Collective Investment in Transferable Securities Directives and Markets in Financial Instruments Directive II); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning, and compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•
we may not successfully implement our plans to have a credible resolution plan by July 2017, or that plan may not be considered to be sufficient by the Federal Reserve and the FDIC, due to a number of factors, including, but not limited to challenges we may experience in interpreting and addressing regulatory expectations, failure to implement remediation in a timely manner, the  complexities of development of a comprehensive plan to resolve a global custodial bank and related costs and dependencies. If we fail to meet regulatory expectations to the satisfaction of the Federal Reserve and the FDIC in our resolution plan submission to be filed on July 1, 2017 or in any future submission, we could be subject to more stringent capital, leverage or liquidity requirements, or restrictions on our growth, activities or operations;

•
adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

•
increasing requirements to obtain the prior approval or non-objection of the Federal Reserve or our other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

•
changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•
economic or financial market disruptions in the U.S. or internationally, including that which may result from recessions or political instability, for example, the U.K.'s referendum to exit from the European Union may continue to disrupt financial markets or economic growth in Europe or similarly, financial markets may react sharply or abruptly to actions taken by the new Presidential Administration in the United States;

•
our ability to develop and execute State Street Beacon, our multi-year transformation program to digitize our business, deliver significant value and innovation for our clients and lower expenses across the organization, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

•
our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputation and other consequences of our failure to meet such expectations;

•
the results of our review of our billing practices, including additional amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships and adverse actions by governmental authorities;

•
the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes or civil or criminal proceedings, including, without limitation, that a resolution of the SEC's previously disclosed investigation concerning six EMEA-based (Europe, Middle-East and Africa) clients that were overcharged for transition management services in 2010 and 2011, on the previously disclosed terms agreed upon in principle with the SEC Staff or otherwise, is not final and is subject to completion of negotiations with the SEC Staff, followed by review and consideration by the SEC, and the terms of any such settlement, including, without limitation, the amount of the related penalty, remain subject to change;

•
due to the large pools of assets controlled by our institutional clients, we are subject to the risk of potentially significant variability in our assets under custody and administration and assets under management, and correspondingly in our fee revenue and results of operations, in the event of the loss or gain of any one client or the re-balancing or re-investment of a significant portion of any one or more clients’ assets into lower- or higher-fee asset classes, and we are subject to significant pressure to reduce the fees we charge for our services as a result of the considerable market influence exerted by those clients and other competitive forces;

•	the potential for losses arising from our investments in sponsored investment funds;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

•
our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•
our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems (including those of our third-party service providers) and their effective operation both independently and with external systems, and complexities and costs of protecting the security of such systems and data;

•
our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•
changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

•
our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2015 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this news release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.